Exhibit 99.1
UNITED                                                    News Release

Worldwide Communications:
Media Relations Office: 847.700.5538
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For Immediate Release

UAL CORPORATION RESTRUCTURING ON TRACK

Third-Quarter Operating Profit of $19 Million, $665 Million Improvement Over Last Year
Excluding Special Charges, Operating Profit of $90 Million

Mainline Passenger Unit Revenue Improves 12% Year-Over-Year

9% Improvement in Mainline Unit Costs Year-Over-Year;
Excluding Special Charges and Fuel, Unit Costs Improve 14%

Maintains Strong Cash Position and Positive Operating Cash Flow

          CHICAGO, October 30, 2003 - UAL Corporation (OTCBB: UALAQ.OB), the holding company whose primary subsidiary is United Airlines, today reported its third-quarter financial results and released its Monthly Operating Report for September.

          UAL's third-quarter operating profit was $19 million, an improvement of $665 million over last year. Excluding $71 million in special charges, the Company reported an operating profit of $90 million.

          UAL's third-quarter net loss was $367 million, or a loss per basic share of $3.47, which includes $330 million in special charges and reorganization expenses. Excluding those charges, UAL's loss for the third quarter totaled $37 million, or a loss per basic share of $0.36. The special charges include $96 million in non-cash aircraft-related charges and $234 million in reorganization items. The majority of reorganization expenses were non-cash items resulting from the rejection of aircraft.

          "As these results make clear, our restructuring is on track. We are making tremendous progress in reducing costs, improving revenue, and building a strong, sustainable business for the future," said Glenn Tilton, chairman, president and chief executive officer. "Although there is still much work to be done, our year-over-year improvement reflects the hard work of all United's employees and their singular focus on serving our customers and running a great airline."

          Tilton said that in the third quarter United:

    Increased passenger unit revenue 12% compared to last year, an improvement that outperformed the industry;
    Reduced unit costs, excluding special charges and fuel, by 14%; and
    Improved earnings from operations by $665 million over the same quarter a year ago.
          The Company also delivered positive operating cash flow of $286 million during the quarter, or approximately $3 million per day. UAL ended the quarter with a cash balance of $2.4 billion, including $646 million in restricted cash.

Improving Financial Results

          UAL's third-quarter 2003 operating revenues were $3.8 billion, up 2% compared to third quarter 2002. Passenger unit revenue was 12% higher on a 5% yield increase. Traffic decreased 6% on a 12% decrease in capacity, leading to a 4.8 point increase in load factor to 80.2%. The unit revenue improvement was among the best in the industry. The improvement was driven by United's aggressive marketing and sales activities, restructured business fares, enhanced inventory management and route and capacity adjustments.

          Operating expenses for the quarter were $3.8 billion, down 13% from the same quarter last year. United's unit cost decreased 9%. Excluding special charges and fuel, unit cost decreased 14% year-over-year, among the best cost improvements in the industry.

          Salaries and related costs decreased $630 million or 34% for the quarter. This amount reflects the reduction in wages, changes in benefits and work rules, and productivity improvement associated with United's new collective bargaining agreements (CBAs). While capacity was down for the quarter, productivity was up 13% for the quarter year-over-year.

          Aircraft rent decreased $61 million or 29% compared to third quarter 2002. United negotiated reduced lease amounts on some of its aircraft and is still in negotiations with respect to a large number of aircraft in its fleet.

          Aircraft maintenance, which includes primarily maintenance outsourcing and maintenance materials, increased $36 million or 28% year-over-year. However, overall maintenance costs are down significantly from third quarter last year due to the Company's ability to outsource maintenance.

          The Company had an effective tax rate of zero for the third quarter, which makes UAL's pre-tax loss the same as its net loss. In the third quarter of 2002, UAL recorded a non-cash tax expense to establish a valuation allowance against its deferred tax asset.

Solid Progress on Cost Reduction Initiatives

          In addition to substantial cost reductions achieved in salaries and related expenses and aircraft ownership costs, UAL continues to make substantial progress improving its competitive cost structure across all categories. Disciplined project management and best practices programs in purchasing, operations, maintenance and all other functions are on plan to achieve 2003 goals of $450 million in cost reduction, as part of $1 billion in expense and revenue improvements for 2003. For example:

    UAL is targeting procurement efficiencies, including telecom rate improvements and gaining economies of scale in purchasing for multiple locations.
    The company expects to achieve significant savings from a number of renegotiated and new contracts with its United Express carrier partners.
          The groundwork has been laid for 2004 projects, which are expected to result in $650 million in cost reduction in 2004, part of the planned $1.4 billion in profit improvement next year.

Operational Performance Remains Strong

          United employees continue to deliver strong operational performance, including:

    On-time zero departure performance in the quarter was 73%, the best third-quarter performance in United's history;
    Arrivals within 14 minutes of schedule was 83% for the quarter, only one percentage point behind last year's record third-quarter performance;
    September 2003 was the best on-time month in United's history with 80.4% of flight departures exactly on-time; and
    For year-to-date 2003, United remained #1 in arrivals within 14 minutes of schedule among the six major network carriers, according to the U.S. Department of Transportation.
          During the quarter, United made significant progress in re-engaging our customers with improved customer service and marketing and sales campaigns targeted to meet both their business and leisure travel needs. These efforts included:
  Introduction in July of United's "Fly the World for Free" promotion with advertising in 22 countries in 11 languages, offering business and first-class customers a free ticket to any of the 650 destinations worldwide served by United and its Star Alliance partners;
  "Go. Go. Stay." promotion launched in August and enthusiastically received by leisure customers, combining air travel and stays at Hilton Hotels;
  Significant enhancement of elite frequent flyer programs, including a new, exclusive community website for 1K frequent flyers, visited by 20% of 1K flyers population within five days of launch;
  Installation of more EasyCheck-in kiosk units - on track to have 900 units at 81 airports, giving customers access to EasyCheck-in at every United domestic mainline airport by early 2004 - and the introduction of EasyCheck-in Online and new EasyCheck-in features to help speed travelers on their way;
  Implementation of codeshare agreements with US Airways that open more flights and destinations domestically, and the announcement of a codeshare agreement with Air China that will expand our customers' access to major destinations in China;
  Announcement of United flights to new markets, including, San Juan, Puerto Rico; San Jose, Costa Rica; Cancun, Mexico; and Grand Cayman;
  Announcement of plans to launch United's low-cost operation from Denver International Airport with ticket sales beginning in November for affordable leisure fares to Las Vegas, Reno, Phoenix, Los Angeles (Ontario), Tampa, Orlando and New Orleans; and
  National and international sales blitzes targeting corporate clients and travel agencies in Denver, Los Angeles, Hong Kong and cities in Australia, Mexico, Argentina and Thailand.
Outlook

          Booked load factor and yield for the balance of the year are running ahead of last year. Capacity is expected to be down 8% compared to the fourth quarter of 2002. Fuel costs are expected to be $0.92 per gallon for the fourth quarter, up 6% over last year.

September Monthly Operating Report

          UAL today also filed, with the United States Bankruptcy Court, its Monthly Operating Report for September. The Company maintained a strong cash balance in September, and for the eighth straight month, met requirements of its DIP financing agreements. The Company said it also expects to meet the EBITDAR requirements for its DIP agreements in October.

          News releases and other information about United Airlines can be found at the Company's website, www.united.com.

          The Notes attached to the Statement of Consolidated Operations show a reconciliation of the reported net income to the net loss excluding special charges, as well as a reconciliation of other financial measures, including and excluding special charges.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Certain statements included in this press release are forward-looking and thus reflect the Company's current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be, as the case may be, subject to many risks and uncertainties relating to the operations and business environments of the Company that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Factors that could significantly affect net earnings, revenues, expenses, costs, load factor and capacity include, without limitation, the following: the Company's ability to continue as a going concern; the Company's ability to operate pursuant to the terms of the DIP Financing; the Company's ability to obtain court approval with respect to motions in the Chapter 11 proceeding prosecuted by it from time to time; the Company's ability to develop, prosecute, confirm and consummate one or more plans of reorganization with respect to the Chapter 11 Cases; risks associated with third parties seeking and obtaining court approval to terminate or shorten the exclusivity period for the Company to propose and confirm one or more plans of reorganization, the potential adverse impact of the Chapter 11 Cases on the Company's liquidity or results of operations; the appointment of a Chapter 11 trustee or conversion of the cases to Chapter 7; the costs and availability of financing; the Company's ability to execute its business plan; the Company's ability to attract, motivate and/or retain key employees; the Company's ability to attract and retain customers; demand for transportation in the markets in which the Company operates; general economic conditions; the effects of any hostilities or act of war or any terrorist attack; the ability of other air carriers with whom the Company has alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aircraft insurance; the costs of aviation fuel; the costs associated with security measures and practices; competitive pressures on pricing (particularly from lower-cost competitors); government legislation and regulation; and other risks and uncertainties set forth from time to time in UAL's reports to the United States Securities and Exchange Commission. Consequently, the forward-looking statements should not be regarded as representations or warranties by the Company that such matters will be realized. The Company disclaims any intent or obligation to update or revise any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

# # #

UAL CORPORATION AND SUBSIDIARY COMPANIES
DEBTOR AND DEBTOR-IN-POSSESSION
STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)
(In Millions, Except Per Share)

(In accordance with GAAP)	Nine Months Ended September 30
	2003	2002	% Change
Operating revenues:
Passenger - United Airlines	$ 8,285	$ 9,091	(8.9)
- Regional Affiliates*	250	-
Cargo	463	474	(2.3)
Other operating revenues	1,112	1,254	(11.3)
	10,110	10,819	(6.6)
Operating expenses:
Salaries and related costs	3,988	5,213	(23.5)
Curtailment charges	152	-
Aircraft fuel	1,538	1,397	10.1
Purchased services	961	1,058	(9.2)
Aircraft rent	487	631	(22.8)
Landing fees and other rent	716	759	(5.7)
Depreciation and amortization	689	731	(5.7)
Aircraft maintenance	399	428	(6.8)
Commissions	213	327	(34.9)
Regional affiliates*	313	-
Other operating expenses	1,768	2,035	(13.1)
Special charges	112	82
	11,336	12,661	(10.5)

Loss from operations	(1,226)	(1,842)

Other income (expense):
Interest expense	(362)	(445)	(18.7)
Interest capitalized	2	22	(90.9)
Interest income	13	50	(74.0)
Equity in losses of affiliates	(4)	(5)	(20.0)
Gain on sale of investment	-	46
Non-operating special items	(121)	-
Government compensation	300	130	130.8
Miscellaneous, net	(54)	(17)	217.6
	(226)	(219)
Loss before reorganization items, income taxes and
distributions on preferred securities	(1,452)	(2,061)
Reorganization items, net	(880)	-
Loss before income taxes and
distributions on preferred securities	(2,332)	(2,061)
Provision (credit) for income taxes	-	(326)
Loss before distributions on preferred securities	(2,332)	(1,735)
Distributions on preferred securities, net of tax	-	(4)
Net loss	$ (2,332)	$ (1,739)

Per share, basic:
Net loss	$ (23.28)	$ (30.96)

Weighted average shares (basic)	100.5	56.4
_____________
See accompanying notes.

*Regional affiliates include Air Wisconsin Airlines Corporation, Mesa Air Group and SkyWest Airlines. Prior period amounts have not been reclassified. See Note 3.

Consolidated Notes (Unaudited)

(1)	UAL Corporation ("UAL") is a holding company whose principal subsidiary is United Air Lines, Inc. ("United"). On December 9, 2002, UAL, United and twenty-six direct and indirect wholly owned subsidiaries filed Chapter 11 petitions for relief in the U.S. Bankruptcy Court for the Northern District of Illinois.

(2)	In connection with its bankruptcy proceedings, the Company recorded $234 million and $880 million in reorganization items in the third quarter and first nine months of 2003, respectively. Reorganization items consisted of the following (in millions):
			QTR		YTD
	Aircraft rejection charges		$ 170		$ 449
	Transfer of lease certificates		-		215
	Professional fees		37		112
	Severance and employee retention		33		81
	Interest income		(4)		(12)
	Other		(2)		35
			$ 234		$ 880

	Aircraft rejection charges include the Company's estimate of claims incurred as a result of the rejection of certain aircraft as part of the bankruptcy process.

	In the first quarter of 2003, United renegotiated certain off-balance sheet aircraft leases and surrendered its portion of the lease debt to the original equity participant. Accordingly, the Company's investment in these certificates was reduced to zero and the Company recognized a $215 million non-cash charge in reorganization items.

(3)	During the third quarter of 2003, United changed its classification of United Express revenues and expenses for United Express carriers Air Wisconsin, Mesa Air Group and SkyWest in conjunction with new or substantially revised agreements with those carriers. Previously, revenues and expenses were netted and recorded in passenger revenue. In accordance with Emerging Issues Task Force No. 01-08, "Determining Whether an Arrangement Contains a Lease", the Company concluded that the revised agreements are operating leases and required to be recorded gross on the income statement. Therefore, effective this quarter, amounts for these United Express carriers are recorded as "regional affiliates revenue" and "regional affiliates expense". Because United has not reached a revised agreement with United Express carrier Atlantic Coast Airlines ("ACA"), the revenues and expenses related to ACA continue to be included net in passenger revenues. Prior period amounts have not been reclassified.

(4)	During the third quarter of 2003, the Company recognized a loss of $45 million on the sale of certain aircraft and recorded a charge of $26 million for aircraft impairment related to the planned accelerated retirement of the B767-200 operating fleet. Additionally, the Company recorded non-operating special charge of $25 million for the write-down of certain non-operating B767 aircraft to their fair market value.

(5)	Operating expenses for the first nine months of 2003 also include a $152 million curtailment charge in connection with the revaluation of the pension and postretirement plans for several employee groups. The Company also recognized a loss of $41 million on the sale of certain aircraft. In addition, salaries and related costs include a one-time benefit of $102 million for the reversal of a contractual payment to some employees and changes in vacation accruals as a result of new lower pay rates that were part of contract renegotiations.

	Operating expenses for the first nine months of 2002 include a special charge of $82 million ($52 million, net of tax) related to the closing of UAL's wholly owned subsidiary Avolar.

(6)	Non-operating special items recorded in the first nine months of 2003 include $300 million received in compensation under the Emergency Wartime Supplemental Appropriations Act. In addition, United recognized $41 million in interest income on IRS tax refunds. The Company also recorded a non-operating special charge of $137 million in connection with the write-down of the Company's investment in Air Canada preferred stock ($46 million) and to recognize a liability for the Company's guarantee of Air Canada debt ($91 million).

	Non-operating special items recorded in the first nine months of 2002 include $46 million ($29 million, net of tax) resulting from the sale of the Company's remaining investment in Cendant Corporation. Also, during the second and third quarters of 2002, United received $80 million ($51 million, net of tax) and $50 million ($32 million, net of tax), respectively, in compensation under the Air Transportation Safety and System Stabilization Act.

(7)	In the third quarter of 2002, UAL recorded $418 million in non-cash tax expense to establish a valuation allowance against its deferred tax asset. The presentation of net of tax amounts for 2002 excludes the effect of the valuation allowance on the Company's effective tax rate.

(8)	Included in UAL's results of operations are the results of its wholly owned subsidiary United Aviation Fuels Corporation ("UAFC"). During the third quarters of 2003 and 2002, UAFC recorded revenues of $144 million and $232 million, respectively, for fuel sales to third parties. For the nine months ended September 30, 2003 and 2002, UAFC recorded revenues of $599 million and $647 million, respectively, for fuel sales to third parties.

(9)	Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that the reported non-GAAP financial results are more consistent with the Company's true operating performance as they exclude certain unusual non-cash items. Statistical information is for United Mainline operations only. 2002 amounts are shown net of tax.

		Three-month Period				Nine-month Period
		In Millions		EPS		In Millions		EPS
		2003	2002	2003	2002	2003	2002	2003	2002
	GAAP net loss	$ (367)	$ (889)	$ (3.47)	$ (15.57)	$ (2,332)	$ (1,739)	$ (23.28)	$ (30.96)
	Adjusted for:
	Curtailment charges	-	-	-	-	152	-	1.52	-
	Reversal of employee charges	-	-	-	-	(102)	-	(1.01)	-
	Special charges	71	-	0.67	-	112	52	1.13	0.93
	Non-operating special items	25	(32)	0.23	(0.55)	(179)	(112)	(1.79)	(1.99)
	Valuation allowance	-	418	-	7.30	-	418	-	7.41
	Reorganization items, net	234	-	2.21	-	880	-	8.75	-
		$ (37)	$ (503)	$ (0.36)	$ (8.82)	$ (1,469)	$ (1,381)	$ (14.68)	$ (24.61)

		Three-month Period				Nine-month Period
		2003		2002		2003		2002
	GAAP operating income (loss)	$ 19		$ (646)		$ (1,226)		$ (1,842)
	Adjusted for:
	Curtailment charges	-		-		152		-
	Reversal of employee charges	-		-		(102)		-
	Special charges	71		-		112		82
		$ 90		$ (646)		$ (1,064)		$ (1,760)

		Three-month Period				Nine-month Period
		2003		2002		2003		2002
	Operating expense per asm (cents)	9.88		10.90		10.75		11.20
	Less: Curtailment charges	-		-		(0.15)		-
	Reversal of employee charges	-		-		0.10		-
	Special charges	(0.21)		-		(0.11)		-
	Operating expense per asm excluding
	curtailment charges, reversal of employee
	charges and special charges (cents)	9.67		10.90		10.59		11.20

	Less: Fuel expense	(1.46)		(1.34)		(1.51)		(1.26)
	Operating expense per asm excluding
	curtailment charges, reversal of employee
	charges, special charges and fuel (cents)	8.21		9.56		9.08		9.94

		Three-month Period				Nine-month Period
		2003		2002		2003		2002
	Breakeven passenger load factor (percent)	81.2		92.3		89.2		90.0
	Adjusted for:
	Curtailment charges	-		-		(1.4)		-
	Reversal of employee charges	-		-		0.9		-
	Special charges	(1.9)		-		(1.1)		-
		79.3		92.3		87.6		90.0

UNITED AIR LINES, INC AND SUBSIDIARY COMPANIES
DEBTOR AND DEBTOR-IN-POSSESSION

	Three Months Ended September 30
	2003	2002	% Change
OPERATING STATISTICS

United Air Lines Mainline Jet Operations
Revenue passengers (in thousands)	17,635	18,900	(6.7)

Revenue passenger miles (in millions)	28,273	30,036	(5.9)

Available seat miles (in millions)	35,249	39,860	(11.6)

Passenger load factor (percent)	80.2	75.4	+4.8 pt.

Breakeven passenger load factor (percent)	81.2	92.3	-11.1 pt.

Breakeven passenger load factor excluding
special charges (percent)	79.3	92.3	-13.0 pt.

Passenger revenue per passenger mile - yield (cents)	10.90	10.37	5.1

Passenger revenue per available seat mile - passenger
unit revenue (cents)	8.83	7.88	12.1

Operating revenue per available seat mile - unit revenue (cents)	9.95	9.14	8.9

Operating expenses per available seat mile - unit cost (cents)	9.88	10.90	(9.4)

Operating expenses per available seat mile excluding
special charges (cents)	9.67	10.90	(11.3)

Operating expenses per available seat mile excluding
special charges and fuel expense (cents)	8.21	9.56	(14.1)

Average price per gallon of jet fuel (cents)	90.4	80.2	12.7

Number of aircraft in operating fleet at end of period	539	566

Average full-time equivalent employees (thousands)	59.7	76.5	(22.0)

UNITED AIR LINES, INC AND SUBSIDIARY COMPANIES
DEBTOR AND DEBTOR-IN-POSSESSION

	Nine Months Ended September 30
	2003	2002	% Change
OPERATING STATISTICS

United Air Lines Mainline Jet Operations
Revenue passengers (in thousands)	49,705	51,762	(4.0)

Revenue passenger miles (in millions)	77,854	82,641	(5.8)

Available seat miles (in millions)	102,013	111,551	(8.6)

Passenger load factor (percent)	76.3	74.1	+2.2 pt.

Breakeven passenger load factor (percent)	89.2	90.0	-0.8 pt.

Breakeven passenger load factor excluding
curtailment charges, reversal of employee charges
and special charges (percent)	87.6	90.0	-2.4 pt.

Passenger revenue per passenger mile - yield (cents)	10.55	10.92	(3.4)

Passenger revenue per available seat mile - passenger
unit revenue (cents)	8.12	8.15	(0.4)

Operating revenue per available seat mile - unit revenue (cents)	9.46	9.45	0.1

Operating expenses per available seat mile - unit cost (cents)	10.75	11.20	(4.0)

Operating expenses per available seat mile excluding
curtailment charges, reversal of employee charges
and special charges (cents)	10.59	11.20	(5.4)

Operating expenses per available seat mile excluding
curtailment charges, reversal of employee charges,
special charges and fuel expense (cents)	9.08	9.94	(8.7)

Average price per gallon of jet fuel (cents)	93.6	75.4	24.1

Number of aircraft in operating fleet at end of period	539	566

Average full-time equivalent employees (thousands)	64.4	75.9	(15.2)